EXHIBIT 10.29
LONG-TERM INCENTIVE CASH
AWARD AGREEMENT

    This Long-Term Incentive Cash Award Agreement (the "Agreement") is entered into as of [DATE] (the "Award Date") by and between Columbia Sportswear Company, an Oregon corporation (the "Company"), and [NAME] (the "Recipient").

    The Award is made pursuant to Section 7 of the 2020 Stock Incentive Plan, as amended (the "Plan") and the Recipient desires to accept the award subject to the terms and conditions of this Agreement.

    IN CONSIDERATION of the mutual covenants and agreements set forth in this Agreement, the parties agree to the following.

    1. Award. The Company awards to the Recipient under the Plan a Long-Term Incentive Cash Award with a target amount of [AMOUNT] (the "Award"), subject to forfeiture or increase as provided in Section 1(c) of this Agreement and to the restrictions, terms and conditions set forth in this Agreement.

    (a)    Rights under Award. The Award represents the unfunded, unsecured right to require the Company to deliver to the Recipient a payment in cash as provided in this Agreement. The amount of cash deliverable with respect to the Award is subject to adjustment as provided in Section 1(c) of this Agreement.

    (b)    Vesting Date. The Award shall initially be 100% unvested and subject to forfeiture. The portion of the Award not forfeited pursuant to Section 1(c) of this Agreement shall vest on the date (the "Vesting Date") on which the Compensation Committee of the Board of Directors (the "Compensation Committee") confirms the Cumulative Operating Income and Average ROIC, as defined below (collectively, the "Performance Results"), for the Performance Period, as defined below; provided, however, that to the extent the Recipient has not been employed by the Company continuously from the Award Date to the Vesting Date, any portion of the Award not forfeited pursuant to Section 1(c) of this Agreement shall vest on the Vesting Date with respect to a prorated amount calculated based on Recipient’s days of continuous employment from the beginning of the Performance Period through the date Recipient’s employment terminated. If the Vesting Date falls on a weekend or any other day on which the Nasdaq Stock Market ("NSM") or any national securities exchange on which the Common Stock then is principally traded (the "Exchange") is not open, affected portions of the Award shall vest on the next following NSM or Exchange business day, as the case may be.

    (c)    Adjustment of Award.

        (1)    Forfeiture of Award on Termination of Service. If the Recipient ceases to be an employee of the Company prior to the Vesting Date, and such termination of employment is not due to the Recipient’s retirement, disability or death on any date that is after the later of (i) the second anniversary of the first day of the applicable Performance Period and (ii) if retirement, the Recipient’s retirement eligibility date (a “Qualified Termination”), the Recipient shall immediately forfeit the Award pursuant to this Agreement and the Recipient shall have no right to receive the related cash payment. Absence on leave approved by the Company (or, if the Recipient is an executive officer of the Company, by the Board of Directors), shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Company or the Board of Directors in its sole discretion, (i) vesting of Award shall continue during a medical, family or military leave of absence, whether paid or unpaid, and (ii) vesting of Award shall be suspended during, and the amount of the cash payment deliverable at the Vesting Date shall be proportionately reduced as a result of, any other unpaid leave of absence. In the event of a Recipient’s Qualified Termination, the Recipient’s Award shall not be immediately forfeited and shall instead be eligible to vest on a prorated basis as provided in Section 1(b) of this Agreement. For purposes of this Agreement, “retirement” shall have the same meaning as provided in the applicable policy maintained by the Company or the Employer for the benefit of the Recipient or, in the absence of such policy, as determined by the Board in its discretion in accordance with applicable law.

        (2)    Forfeiture of Award on Violation of Code of Business Conduct and Ethics. Recipient acknowledges that compliance with the Company's Code of Business Conduct and Ethics is a condition to the receipt and vesting of the Award. If, during the term of this Agreement, the Board of Directors (or a committee of directors designated by the Board of Directors) determines in good faith that the Recipient's conduct is or has been in violation of the Company's Code of Business Conduct and Ethics, then the Board of Directors or committee may cause the Recipient to immediately forfeit all or a portion of the unvested Award granted pursuant to this Agreement and the Recipient shall have no right to receive the related cash payment.

        (3)    Forfeiture or Increase of Award Based on Performance. For the period beginning [DATE] and ending [DATE] (the "Performance Period"), the Award shall be adjusted as follows.

(i)    50% of the Award (the "Operating Income Component") is subject to increase or forfeiture (and if forfeited the Recipient shall have no right to receive the related cash payment, except as provided in Section 3(iii)) based on the Cumulative Operating Income of the Company in the Performance Period, as defined below. The Operating Income Component will be adjusted by multiplying cumulative operating income by the “Payout as a % of Target” percentage set forth in the table below. If results are between data points, the percentage of the Award payable shall be determined by interpolation between data points.

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(in 000s – USD)

50% Weighting - OI		
Cum. Op. Inc.	Goal as % of Plan	Payout as a % of Target
<$	<%	%
$	%	%
$	%	%
$	%	%
$	%	%
$	%	%
$	%	%
$	%	%

"Cumulative Operating Income" means the sum of the annual income from operations for each of the fiscal years in the Performance Period as set forth in the audited consolidated financial statements of the Company, excluding the following items (collectively, the "Excluded Effects"), for the Performance Period: [EXCLUDED EFFECTS]

(ii)    50% of the Award (the “ROIC Component”) is subject to increase or forfeiture (and if forfeited the Recipient shall have no right to receive the related cash payment, except as provided in Section 3(iii)) based on the Average ROIC of the Company in the Performance Period, as defined below. The ROIC Component will be adjusted by multiplying it by the “Payout as a % of Target” percentage set forth in the table below. If results are between data points, the percentage of the Award payable shall be determined by interpolation between data points.

50% Weighting - ROIC		
Avg. ROIC	**Goal as % of Plan**	**Payout as a % of Target**
<$	<%	%
$	%	%
$	%	%
$	%	%
$	%	%
$	%	%
$	%	%
$	%	%

"Average ROIC" means the average annual percentage return on invested capital in the Performance Period, excluding the Excluded Effects. The return on invested capital is calculated as follows.

ROIC	=	(net operating profit/loss after taxes)

(beginning total assets for the period) - (beginning cash and short-term investments for the period – [$] for working capital need) - (beginning non-interest-bearing current liabilities for the period)

Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, disregard all or any part of any Excluded Effects when determining the Performance Results for the Performance Period.

(iii)    If adjustment of the Operating Income and ROIC Component pursuant to Section 1(c)(3)(i) and (ii) would result in forfeiture of 100% of the Award (both the Operating Income Component and the ROIC Component are at Payout as 0% of

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Target), than rather than being forfeited, 100% of the Award shall be subject to increase or forfeiture (and if forfeited the Recipient shall have no right to receive the related cash payment) based on the EBIT Margin (defined below) of the Company relative to the EBIT Margin of companies in the Company's compensation peer group in the Performance Period, as determined by the Compensation Committee and set forth in Exhibit A. The cash payment available under the Award that vest on the Vesting Date will be determined by the rank of the Company's EBIT Margin within its compensation peer group at the conclusion of the Performance Period, as follows:

"EBIT Margin" means the percentage of EBIT Margin in the Performance Period. EBIT Margin is calculated as follows.

EBIT Margin	=	(cumulative earnings before interest and taxes “EBIT”)
(cumulative net sales)

EBIT and cumulative net sales are determined on the same basis as is presented in the consolidated financial statements of the Company.

    (d)    Restrictions on Transfer and Delivery on Death. The Recipient may not sell, transfer, assign, pledge or otherwise encumber or dispose of the Award subject to this Agreement. If the Recipient dies before the delivery date, the cash payment will be delivered to the Recipient's estate.

    (e)    Payment. As soon as practicable following the Vesting Date, provided that the Recipient has completed, signed and returned any documents and taken any additional action the Company deems appropriate, the Company shall pay in cash the amount represented by the vested portion of the Award to the Recipient. In the in the event of the Recipient’s death or total disability, the cash payment will be made to the Recipient’s beneficiary or executor.

    Notwithstanding the foregoing, a delivery date may be delayed in order to provide the Company such time as it determines appropriate to determine tax withholding and other administrative matters; provided, however, that in any event the cash payment shall be made not later than the later to occur of the date that is 2 1/2 months from the end of (i) the Recipient's tax year that includes the Vesting Date, or (ii) the Company's tax year that includes the Vesting Date.

    (f)    Taxes and Tax Withholding.

        (i)    The Recipient acknowledges that under United States federal tax laws in effect on the Award Date, the Recipient will have taxable compensation income at the time of vesting based on the amount of the cash payment made to the Recipient pursuant to the Award. The Recipient shall be responsible for all taxes imposed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Company makes no representation or undertaking regarding the adequacy of any tax withholding in connection with the grant or vesting of the Award.

        (ii)    The Company shall deduct from any and all cash payments pursuant to the Award all domestic or foreign income, employment or other tax withholding obligation, whether national, federal, state or local (the "Tax Withholding Obligation"), arising as a result of any grant, vesting or payment of cash pursuant to this Award, in amounts determined by the Company.

    (g)    No Solicitation. The Recipient agrees that for 18 months after the Recipient's employment with the Company terminates for any reason, with or without cause, whether by the Company or the Recipient, the Recipient shall not recruit, attempt to hire, solicit, or assist others in recruiting or hiring, any person who is an employee of the Company, or any of its subsidiaries. In addition to other remedies that may be available to the Company, the Recipient shall pay to the Company in cash, upon demand, the net value of any cash payment made under this Agreement if the Recipient violates this Section 1(g).

    (h)    Not a Contract of Employment. This Agreement shall not be construed as a contract of employment between the Company and the Recipient and nothing contained in this Agreement or in the Plan shall confer upon the Recipient any right to be continued in

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the employment of the Company or any subsidiary or to interfere in any way with the right of the Company or any subsidiary by whom the Recipient is employed to terminate the Recipient's employment at any time for any reason, with or without cause, or to decrease the Recipient's compensation or benefits.

2.     Miscellaneous.

    (a)    Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof.

    (b)    Interpretation of the Plan and the Agreement. The Board of Directors, or a committee of the Board of Directors responsible for administering the Plan (the "Administrator"), shall have the sole authority to interpret the provisions of this Agreement and the Plan, and all determinations by it shall be final and conclusive.

    (c)    Section 409A. The Award made pursuant to this Agreement is intended not to constitute a "nonqualified deferred compensation plan" within the meaning of Section 409A the Internal Revenue Code of 1986, as amended, and instead is intended to be exempt from the application of Section 409A. To the extent that the Award is nevertheless deemed to be subject to Section 409A, the Award shall be interpreted in accordance with Section 409A and Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance issued after the grant of the Award. Notwithstanding any provision of the Award to the contrary, in the event that the Administrator determines that the Award is or may be subject to Section 409A, the Administrator may adopt such amendments to the Award or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (i) exempt the Award from the application of Section 409A or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A.

    (d)    Electronic Delivery. The Recipient consents to the electronic delivery of any prospectus and any other documents relating to this Award in lieu of mailing or other form of delivery.

    (e)    Rights and Benefits. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company's successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient's heirs, executors, administrators, successors and assigns.

    (f)    Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

    (g)    Governing Law, Venue and Jurisdiction; Attorneys' Fees. This Agreement and the Plan will be interpreted under the laws of the state of Oregon, exclusive of choice of law rules. Venue and jurisdiction will be in the state or federal courts in Washington County, Oregon, and nowhere else. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys' fees to be set by the trial court and, upon any appeal, the appellate court.

    (h)    Consent to Transfer Personal Data. By signing this Agreement, the Recipient voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. The Recipient is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect the Recipient's ability to participate in the Plan. The Company and its subsidiaries hold certain personal information about the Recipient, including name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all entitlement to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in the Recipient's favor, for the purpose of managing and administering the Plan ("Data"). The Company and/or its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Plan, and the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, including the United States. The Recipient authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Recipient's participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on the Recipient's behalf to a broker or other third party with whom the Recipient may elect to deposit any shares of stock acquired pursuant to the Plan. The Recipient may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect the Recipient's ability to participate in the Plan.

    (i)    Acknowledgment of Discretionary Nature of the Plan; No Vested Rights. The Recipient acknowledges and agrees that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The Award under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of another award or benefits in lieu of another award in the future. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any award, the type and amount of any award and vesting provisions.

    (j)    Character of Award. Participation in the Plan is voluntary. The value of the Award is an extraordinary item of compensation outside the scope of the Recipient's employment contract, if any. As such, the Award is not part of normal or expected compensation

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for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

(k)    Recovery Policy. Notwithstanding any other provision of this Agreement to the contrary and to the extent applicable to the Recipient, the Recipient acknowledges and agrees that any cash payment received by the Recipient under this Award may be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Columbia Sportswear Company Incentive Compensation Recovery Policy (the "Recovery Policy") as in effect on the Award Date (and to the extent applicable to the Recipient, a copy of which has been made available to the Recipient) and as may be amended from time to time in order to comply with changes in laws, rules or regulations that are applicable to such Award and shares of Common Stock. As a condition to the grant of this Award, to the extent applicable, the Recipient expressly agrees and consents to the Company’s application, implementation and enforcement of (a) the Recovery Policy and (b) any provision of applicable law relating to cancellation, recoupment, rescission or payback of compensation. Further, the Recipient expressly agrees that the Company may take such actions as are necessary or appropriate to effectuate the Recovery Policy (as applicable to the Recipient) or applicable law without further consent or action being required by the Recipient. For purposes of the foregoing and as a condition to the grant of this Award, the Recipient expressly and explicitly authorizes the Company to issue instructions, on the Recipient's behalf, to any third party broker/administrator engaged by the Company for purposes of administering awards granted under the Plan to re-convey, transfer or otherwise return such shares and/or other amounts to the Company. To the extent that the terms of this Agreement and the Recovery Policy conflict, the terms of the Recovery Policy shall prevail.

    (m)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

COLUMBIA SPORTSWEAR COMPANY
By:

RECIPIENT
By:

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